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                                         FOR IMMEDIATE RELEASE

CONTACTS: Santo J. Pittsman              Laura E. Wilker
          Senior Vice President & CFO    Investor Relations
          201-393-4693                   201-462-4959


                            MOBILEMEDIA CORPORATION
                            -----------------------

     RIDGEFIELD PARK, NJ, December 2, 1996...MobileMedia Corporation (NASDAQ:MBLM) today announced that, in order to conserve cash for operations, the interest payment on its 9 3/8% Senior Subordinated Notes due November 1, 2007 was not made during the grace period ending November 30, 1996.

     The Company is in on-going discussions with its bank lenders regarding Events of Default under its Credit Agreement arising from covenant violations and the failure to pay interest on the 9 3/8% Notes. The Company is continuing to work on a business plan to solve its operational problems. This plan will serve as the basis for restructuring discussions with the Company's bank lenders and bondholders.

     The Company's Board of Directors has established a Restructuring Committee to oversee the Company's restructuring efforts. The Committee, which will report to the entire Board of Directors, is chaired by Mitchell R. Cohen and its other members are David A. Bayer and Clifford A. Bean.

     The Company has retained Donaldson, Lufkin & Jenrette as financial advisor to complete a comprehensive review of the strategic alternatives available to the Company and to assist the Company in developing a plan to restructure its indebtedness. In addition, the Company has retained Sidley & Austin as restructuring counsel, and is also being advised by Ernst & Young, and by its outside corporate counsel, Latham & Watkins.

     The potential consequences of the Company's decision not to pay the interest on the 9 3/8% Notes and other important information regarding the Company's financial condition are contained in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996, which was filed with the Securities and Exchange Commission and is publicly available.

     MobileMedia Corporation is the second largest provider of paging and personal communications services in the United States, offering local, regional and nationwide coverage to


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approximately 4.5 million subscribers in all 50 states, Canada and the
Caribbean. The company operates two one-way nationwide networks and owns two nationwide narrowband PCS licenses.

      Statements contained in this release that are not based on historical fact are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The "Risk Factors" and cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward looking statements are detailed in the Company's 1995 10-K filing with the Securities and Exchange Commission.

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